Exhibit 3.1(i)
CERTIFICATE OF AMENDMENT
OF
EXHIBIT 3.1(i)
CERTIFICATE OF INCORPORATION
OF
BOULEVARD ACQUISITION CORPORATION
Boulevard Acquisition Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and obtaining a written consent of the majority shareholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “ONE” so that, as amended, said Article shall be and read as follows:
ARTICLE ONE
NAME
The name of the Corporation is Global Food Technology, Inc.
SECOND: That thereafter, pursuant to resolutions of the Board of Directors, a written consent of the majority shareholder of the Corporation was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware on which written consent the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed this 18th day of August, 2005.

BOULEVARD ACQUISITION CORPORATION

By:	/s/ Stephen J. Fryer Stephen J. Fryer President